                                                                    EXHIBIT 99.1

                            STOCK PURCHASE AGREEMENT


                                    between


                   Orient Semiconductor Electronics, Limited



                                      and


                   Integrated Packaging Assembly Corporation



                              Dated April 29, 1999
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                                        Table Of Contents

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         ARTICLE 1  Definitions.......................................................      1
              1.1   "Applicable Contract".............................................      1
              1.2   "Breach"..........................................................      1
              1.3   "Buyer"...........................................................      2
              1.4   "Closing".........................................................      2
              1.5   "Closing Date"....................................................      2
              1.6   "Company".........................................................      2
              1.7   "Consent".........................................................      2
              1.8   "Contemplated Transactions".......................................      2
              1.9   "Contract"........................................................      2
             1.10   "Damages".........................................................      2
             1.11   "Encumbrance".....................................................      2
             1.12   "Environment".....................................................      2
             1.13   "Environmental, Health, and Safety Liabilities"...................      2
             1.14   "Environmental Law"...............................................      3
             1.15   "ERISA"...........................................................      3
             1.16   "Exchange Act"....................................................      3
             1.17   "Facilities"......................................................      4
             1.18   "GAAP"............................................................      4
             1.19   "Governmental Authorization"......................................      4
             1.20   "Governmental Body"...............................................      4
             1.21   "Hazardous Activity"..............................................      4
             1.22   "Hazardous Materials".............................................      4
             1.23   "Intellectual Property Assets"....................................      4
             1.24   "IRC".............................................................      4
             1.25   "IRS".............................................................      4
             1.26   "Legal Requirement"...............................................      5
             1.27   "Occupational Safety and Health Law"..............................      5
             1.28   "Order"...........................................................      5
             1.29   "Ordinary Course of Business".....................................      5
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                                       i
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                                           (continued)
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             1.30   "Person"..........................................................      5
             1.31   "Plan"............................................................      5
             1.32   "Proceeding"......................................................      5
             1.33   "Related Person"..................................................      5
             1.34   "Release".........................................................      6
             1.35   "Representative"..................................................      6
             1.36   "Securities Act"..................................................      6
             1.38   "Series A Preferred Shares".......................................      6
             1.39   "Subsidiary"......................................................      6
             1.40   "Tax".............................................................      6
             1.41   "Tax Return"......................................................      6
             1.42   "Threat of Release"...............................................      6
        ARTICLE 2   Sale And Transfer Of Series A Preferred Shares; Closing...........      6
              2.1   Series A Preferred Shares.........................................      6
              2.2   Purchase Price....................................................      7
              2.3   Closing...........................................................      7
              2.4   Pre-Closing Obligations...........................................      7
              2.5   Closing Obligations...............................................      7
        ARTICLE 3   Representations And Warranties Of The Company.....................      8
              3.1   Organization and Good Standing....................................      8
              3.2   Authority; No Conflict............................................      8
              3.3   Capitalization....................................................      9
              3.4   SEC Filings; Financial Statements.................................     11
              3.5   Books and Records.................................................     11
              3.6   Title to Properties; Encumbrances.................................     12
              3.7   Condition and Sufficiency of Assets...............................     12
              3.8   Accounts Receivable...............................................     12
              3.9   Inventory.........................................................     13
             3.10   No Undisclosed Liabilities........................................     13
             3.11   Taxes.............................................................     13
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                                      ii.
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                                           (continued)
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             3.12   No Material Adverse Change........................................     14
             3.13   Employee Benefits.................................................     14
             3.14   Compliance With Legal Requirements; Governmental Authorizations...     20
             3.15   Legal Proceedings; Orders.........................................     21
             3.16   Absence Of Certain Changes And Events.............................     22
             3.17   Contracts; No Defaults............................................     23
             3.18   Insurance.........................................................     25
             3.19   Environmental Matters.............................................     26
             3.20   Employees.........................................................     27
             3.21   Labor Relations; Compliance.......................................     28
             3.22   Intellectual Property.............................................     28
             3.23   Certain Payments..................................................     31
             3.24   Disclosure........................................................     31
             3.25   Relationships With Related Persons................................     32
             3.26   Brokers or Finders................................................     32
        ARTICLE 4   Representations And Warranties Of Buyer...........................     32
              4.1   Investment Purpose................................................     32
              4.2   Reliance on Exemptions............................................     32
              4.3   Information.......................................................     32
              4.4   Transfer or Resale................................................     33
              4.5   Legend............................................................     33
              4.6   Authorization; Enforcement........................................     33
              4.7   Brokers or Finders................................................     33
              4.8   Accredited Investor...............................................     34
        ARTICLE 5   Indemnification; Remedies.........................................     34
              5.1   Survival; Right to Indemnification Not Affected By Knowledge......     34
              5.2   Indemnification and Payment of Damages by The Company.............     34
              5.3   [Reserved.].......................................................     35
              5.4   Limitations on Amount; Time Limitations...........................     35
              5.5   Procedure for Indemnification -- Third Party Claims...............     35
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                                     iii.
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                                           (continued)
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              5.6   Procedure For Indemnification -- Other Claims.....................     36
              5.7   Indemnification of Officers and Directors.........................     36
        ARTICLE 6   General Provisions................................................     37
              6.1   Expenses..........................................................     37
              6.2   Notices...........................................................     37
              6.3   Further Assurances................................................     38
              6.4   Waiver............................................................     38
              6.5   Entire Agreement and Modification.................................     39
              6.6   Company Disclosure Schedule.......................................     39
              6.7   Assignments, Successors, and No Third-Party Rights................     39
              6.8   Severability......................................................     39
              6.9   Section Headings, Construction....................................     40
             6.10   Survival..........................................................     40
             6.11   Time of Essence...................................................     40
             6.12   Governing Law.....................................................     40
             6.13   Counterparts......................................................     40
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                                      iv.

                           STOCK PURCHASE AGREEMENT

     Stock Purchase Agreement (the "Agreement"), dated as of April 29, 1999, by and among Integrated Packaging Assembly Corporation, a Delaware corporation, with headquarters located at 2221 Old Oakland Road, San Jose, California 95131 (the "Company"), and Orient Semiconductor Electronics, Limited, with headquarters located 16 East 3 RD. N.E.P.Z. Kaohsiung 81120, Taiwan, ROC (the "Buyer").

                                    Whereas:

     A. The Company has authorized the following new series of its Preferred Stock, $0.001 par value (the "Preferred Stock"): the Company's Series A Convertible Preferred Stock (the "Series A Preferred Shares"), which shall be convertible into shares of the Company's Common Stock, $0.001 par value (the "Common Stock") (as converted, the "Conversion Shares"), in accordance with the terms of the Company's Certificate of Designations, Preferences and Rights of the Series A Preferred Shares, substantially in the form attached hereto as Exhibit A (the "Certificate of Designation").

     B. The Buyer wishes to purchase, upon the terms and conditions stated in this Agreement, Four Million (4,000,000) shares of Series A Preferred Shares.

     C. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Right of First Refusal Agreement substantially in the form attached hereto as Exhibit B (the "Right of First Refusal Agreement") pursuant to which the Company has agreed to provide Buyer and its other stockholders with certain rights of first refusal.

     Now Therefore, the Company and the Buyer hereby agree as follows:


                                   ARTICLE 1

                                  Definitions.

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     1.1 "Applicable Contract" -- any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

     1.2 "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was

                                      1.

inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     1.3   "Buyer" -- as defined in the first paragraph of this Agreement.

     1.4   "Closing" -- as defined in Section 2.3.

     1.5 "Closing Date" -- the date and time as of which the Closing actually takes place.

     1.6   "Company" -- as defined in the first paragraph of this Agreement.

     1.7 "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     1.8 "Contemplated Transactions" -- all of the transactions contemplated by this Agreement.

     1.9 "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     1.10  "Damages" -- as defined in Section 5.2.

     1.11 "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     1.12 "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     1.13 "Environmental, Health, and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

           (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

           (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

           (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by

                                      2.

applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

           (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

     The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA").

     1.14 "Environmental Law" -- any Legal Requirement that requires or relates to:

           (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

           (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

           (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

           (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

           (e)  protecting resources, species, or ecological amenities;

           (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

           (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

           (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     1.15 "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.16 "Exchange Act" -- Securities and Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                                      3.

     1.17 "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

     1.18 "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

     1.19 "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     1.20  "Governmental Body" -- any:

           (a)  federal, state, local, municipal, foreign, or other government;

           (b) governmental or quasi-governmental authority (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

           (c)  multi-national organization or body; or

           (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

     1.21 "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

     1.22 "Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     1.23  "Intellectual Property Assets" -- as defined in Section 3.22.

     1.24 "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     1.25 "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

                                      4.

     1.26 "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     1.27 "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     1.28 "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     1.29 "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     1.30 "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     1.31  "Plan" -- as defined in Section 3.13.

     1.32 "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     1.33  "Related Person" With respect to a specified Person:

           (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

           (b)  any Person that holds a Material Interest in such specified
                Person;

           (c) each Person that serves as a director or officer of such specified Person; and

           (d) any immediate family member of any individual described in clause (a), (b) or (c).

     "Material Interest" means beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

                                      5.

     1.34 "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     1.35 "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     1.36 "Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.37  "SEC" -- Securities and Exchange Commission.

     1.38 "Series A Preferred Shares" -- as defined in the Recitals of this Agreement.

     1.39 "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     1.40 "Tax" -- any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

     1.41 "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     1.42 "Threat of Release" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.


                                   ARTICLE 2

            Sale And Transfer Of Series A Preferred Shares; Closing.

     2.1 Series A Preferred Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Company will sell and transfer the Series A Preferred Shares to Buyer, and Buyer will purchase the Series A Preferred Shares from the Company.

                                      6.

     2.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Series A Preferred Shares will be U.S.$6,800,000.

     2.3 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Cooley Godward llp at Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306, at 4:30 p.m. (local time) on April 29, 1999.

     2.4   Pre-Closing Obligations: Prior to the Closing, the Company will have:

           (a) reduced the outstanding debt of the Company such that $3,326,000 of outstanding debt will have been forgiven on or prior to the Closing;

           (b) filed the Certificate of Designation with the Secretary of State of the State of Delaware; and

           (c) amended that certain Registration Rights Agreement, dated as of March 24, 1993, by and among the Company and certain investors in the Company, as amended to date, to read as set forth on Exhibit C hereto.

     2.5   Closing Obligations.  At the Closing:

           (a)  The Company will deliver to Buyer:

                (i) a duly executed certificate representing the Series A Preferred Shares;

                (ii) the Right of First Refusal Agreement duly executed by an authorized representative of the Company;

                (iii) duly executed resignation letters of the directors of the Company listed on Exhibit D hereto providing for the resignation of such directors from the Company's board of directors effective as of the Closing;

                (iv) a certificate executed by the Secretary of the Company attaching thereto copies of the Certificate of Designation and the Company's Certificate of Incorporation, as amended to date, each certified by the Secretary of State of the State of Delaware, the Company's Bylaws and resolutions of the Company's Board of Directors approving the Contemplated Transactions (including the reconstitution of the Company's Board effective upon the Closing as set forth on Exhibit E); and

                (v) evidence of the forgiveness of $3,326,000 in outstanding debt of the Company, the agreement of the plaintiffs to dismiss certain pending Legal Proceedings against the Company relating to any outstanding debt and the restructuring of any remaining debt obligations of the Company, all in a form satisfactory to Buyer.

                                      7.

           (b)  Buyer will deliver to the Company:

                (i) the Purchase Price by bank cashier's or certified check payable to the order of the Company or by wire transfer to an account specified by the Company; and

                (ii) the Right of First Refusal Agreement duly executed by an authorized representative of Buyer.

           (c) Buyer will have received an opinion of Wilson Sonsini Goodrich & Rosati, a professional corporation, counsel of the Company, dated as of the Closing Date, substantially to the effect of Exhibit F.


                                   ARTICLE 3

                 Representations And Warranties Of The Company.

     Except as set forth in the disclosure schedule delivered to Buyer on the date of this Agreement and signed by the President of the Company (the "Company Disclosure Schedule"), the Company represents and warrants to Buyer as follows:

     3.1  Organization and Good Standing.

          (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. As of the date of this Agreement, Part 3.1 of the Company Disclosure Schedule sets forth a list of all of the Company's Subsidiaries. The Company and each of the Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. As of the date of this Agreement, other than the Subsidiaries, neither the Company nor any of the Subsidiaries owns or holds, directly or indirectly, any debt or equity securities of, or has any other interest in, any corporation, partnership, joint venture or other entity, and neither the Company nor any of the Subsidiaries has entered into any agreement to acquire any such interest.

           (b) The Company has delivered to Buyer copies of its Certificate of Incorporation and Bylaws, as currently in effect.

     3.2   Authority; No Conflict.

           (a) This Agreement and the Right of First Refusal Agreement constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies. The Company has the absolute and unrestricted right, power, authority, and

                                      8.

capacity to execute and deliver this Agreement and the Right of First Refusal Agreement and to perform the obligations under this Agreement and the Right of First Refusal Agreement.

           (b) Except as set forth in Part 3.2 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                (i)     contravene, conflict with, or result in a violation of
(A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, may be subject;

                (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                (iv) cause the Company to become subject to, or to become liable for the payment of, any Tax;

                (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

     Except as set forth in Part 3.2 of the Company Disclosure Schedule, the Company is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3   Capitalization.

           (a) As of the date of this Agreement, the authorized capital stock of the Company consists of: 75,000,000 shares of Company Common Stock of which, as of the date hereof, 14,243,905 shares are issued and outstanding; and 5,000,000 shares of preferred stock, $0.001 par value, of which, as of the date hereof, no shares were issued and outstanding. All the

                                      9.

issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with state and federal securities laws. Immediately prior to the Closing, the Company has outstanding options to purchase a total of 1,661,672 shares of Company Common Stock (the "Company Options") pursuant to the Company's stock option plans and agreements, and outstanding warrants to purchase a total of 2,331,461 shares of Company Common Stock (the "Company Warrants"). The Company Disclosure Schedule sets forth, immediately prior to the Closing, with respect to the Company Options, the name of each optionee, the number of shares of Company Common Stock subject to each Company Option and the date of grant and exercise price of each Company Option. The Company Disclosure Schedule sets forth, immediately prior to the Closing, each option plan and agreement under which the Company Options have been granted, and the Company has delivered to Buyer complete and accurate copies of all such plans. The Company Disclosure Schedule sets forth, immediately prior to the Closing, with respect to the Company Warrants the number of shares of Common Stock issuable upon exercise, the exercise price per share and the expiration date of each Company Warrant. Except as set forth above, immediately prior to the Closing, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no outstanding subscriptions, options, warrants, stock appreciation right plans, calls, rights, convertible securities, stockholder rights plans (or similar plans commonly referred to as "poison pills") or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of the Company or any of its subsidiaries, or obligating the Company or any other party to issue, transfer or sell any shares of the capital stock or other securities of the Company or any of its subsidiaries, and (iii) there are no other outstanding securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock or other securities of the Company or any of its subsidiaries or any successor corporation or controlling person of such successor corporation.

     (b) The Series A Preferred Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issue thereof and (iii) entitled to the rights and preferences set forth in the Certificate of Designation. The Conversion Shares issuable upon conversion of the Series A Preferred Shares will have been duly authorized and reserved for issuance and upon conversion or exercise in accordance with the Certificate of Designations will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Upon the closing of the Contemplated Transactions, the Series A Preferred Shares will be convertible into that number of shares of Common Stock equal to seventy five percent (75%) of the outstanding shares of Common Stock (including shares of Common Stock issuable upon exercise or conversion of all outstanding options, warrants and other securities exercisable for or convertible into shares of Common Stock).

     (c) All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are free and clear of any liens, claims or encumbrances.

                                      10.

     3.4  SEC Filings; Financial Statements.

          (a) The Company has delivered to Buyer (or Buyer has otherwise obtained) a complete and accurate copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC on or after February 28, 1996 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by the Company with the SEC on or after February 28, 1996. The Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, at and as of the times they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and (ii) did not at and as of the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the sets of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and the set of the Company's unaudited interim financial statements as of and for the period ended April 4, 1999 including the Company's unaudited consolidated balance sheet as of April 4, 1999 (the "April 4, 1999 Balance Sheet") that are attached to the Company Disclosure Schedule (collectively, the "Past Financial Statements") was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of the Company and the Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that
(i) the quarterly unaudited interim financial statements included in the Past Financial Statements were or are subject to normal year-end audit adjustments which were not or are not expected to be material in amount and (ii) the unaudited interim financial statements as of and for the period ended April 4, 1999 included in the Past Financial Statements are subject to normal year-end audit adjustments and do not contain footnotes.

          (c) The Company has previously furnished to Buyer a complete and accurate copy of any amendments or modifications that have not yet been filed with the SEC to agreements, documents or other instruments that have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     3.5 Books and Records. The books of account, minute books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, as amended, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company.

                                      11.

     3.6 Title to Properties; Encumbrances. Part 3.6 of the Company Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the material properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the April 4, 1999 Balance Sheet and the Past Financial Statements (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Company Disclosure Schedule and personal property sold since the date of the April 4, 1999 Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the April 4, 1999 Balance Sheet (except for personal property acquired and sold since the date of the April 4, 1999 Balance Sheet in the Ordinary Course of Business) , which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Company Disclosure Schedule. All material properties and assets reflected in the April 4, 1999 Balance Sheet and the Past Financial Statements are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the April 4, 1999 Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the April 4, 1999 Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the use of the property subject thereto, or materially impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not materially impair the present or anticipated use of the property subject thereto.

     3.7 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not expected by the Company to be material in cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     3.8 Accounts Receivable. All accounts receivable of the Company that are reflected on the April 4, 1999 Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the


                                      12.

April 4, 1999 Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the April 4, 1999 Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part
3.8 of the Company Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the April 4, 1999 Balance Sheet, which list sets forth the aging of such Accounts Receivable.

     3.9 Inventory. All inventory of the Company, whether or not reflected in the Past Financial Statements or the April 4, 1999 Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Past Financial Statements or the April 4, 1999 Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

     3.10 No Undisclosed Liabilities. Except as set forth in Part 3.10 of the Company Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Past Financial Statements or the April 4, 1999 Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof which are not, either individually or in the aggregate, material in amount.

     3.11  Taxes.

           (a) The Company has filed or caused to be filed (on a timely basis since December 31, 1995) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Company has delivered or made available to Buyer copies of all such Tax Returns filed since December 31, 1995. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Part 3.11 of the Company Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Past Financial Statements and the April 4, 1999 Balance Sheet.

           (b) Part 3.11 of the Company Disclosure Schedule contains a complete and accurate list of all audits of all the Company's Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Company Disclosure Schedule, are being contested in good faith by appropriate proceedings. Part
3.11 of the Company

                                      13.

Disclosure Schedule describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since December 31, 1995, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Company Disclosure Schedule, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

           (c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the April 4, 1999 Balance Sheet or in Part 3.11 of the Company Disclosure Schedule. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

           (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

     3.12 No Material Adverse Change. Since the date of the April 4, 1999 Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

     3.13  Employee Benefits.

           (a) As used in this Section 3.13, the following terms have the meanings set forth below.

     "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

     "Company Plan" means all Plans of which the Company or an ERISA Affiliate of the Company is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

     "Company VEBA" means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company.

     "ERISA Affiliate" means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC
(S) 414.

                                      14.

     "Multi-Employer Plan" has the meaning given in ERISA (S) 3(37)(A).

     "Other Benefit Obligations" means all obligations, arrangements, or customary practices to provide material benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC (S) 132.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Pension Plan" has the meaning given in ERISA (S) 3(2)(A).

     "Plan" has the meaning given in ERISA (S) 3(3).

     "Plan Sponsor" has the meaning given in ERISA (S) 3(16)(B).

     "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC (S) 401(a).

     "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. (S) 1301 et seq., other than Multi-Employer Plans.

     "VEBA" means a voluntary employees' beneficiary association under IRC (S) 501(c)(9).

     "Welfare Plan" has the meaning given in ERISA (S) 3(1).

           (b) Part 3.13(i) of the Company Disclosure Schedule contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

                (i) Part 3.13(ii) of the Company Disclosure Schedule contains a complete and accurate list of (A) all ERISA Affiliates of the Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

                (ii) Part 3.13(iii) of the Company Disclosure Schedule sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Company and the Company's other ERISA Affiliates, calculated according to information made available pursuant to ERISA
(S) 4221(e).

                (iii) Part 3.13(iv) of the Company Disclosure Schedule sets forth a calculation of the liability of the Company for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether the Company is required by this Statement to disclose such information.

                                      15.

                (iv) Part 3.13(v) of the Company Disclosure Schedule sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

           (c)  The Company has delivered or made available to Buyer:

                (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans which the Company is required to prepare, file, and distribute, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

                (ii) all personnel, payroll, and employment manuals and policies;

                (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and the ERISA Affiliates of the Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

                (v) all registration statements filed with respect to any Company Plan;

                (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

                (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                (viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                (ix) all notifications to employees of their rights under ERISA (S) 601 et seq. and IRC (S) 4980B;

                (x) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

                (xi) all notices that were given by the Company or any ERISA Affiliate of the Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary,

                                      16.

pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

                (xii) all notices that were given by the IRS, the PBGC, or the Department of Labor to the Company, any ERISA Affiliate of the Company, or any Company Plan within the four years preceding the date of this Agreement;

                (xiii) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Company that is a Qualified Plan; and

                (xiv) with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

           (d)  Except as set forth in Part 3.13(vi) of the Company Disclosure
Schedule:

                (i) The Company has performed all of its material obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

                (ii) No statement, either written or oral, has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have a material adverse economic consequence to the Company or to Buyer.

                (iii) The Company, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, is, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in material compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

                        (1) No transaction prohibited by ERISA (S) 406 and no "prohibited transaction" under IRC (S) 4975(c) have occurred with respect to any Company Plan.

                        (2) The Company has no liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                        (3) The Company has no liability to the PBGC with respect to any Plan or has any liability under ERISA (S) 502 or (S) 4071.

                        (4) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                        (5) All contributions and payments made or accrued with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC (S) 162 or (S) 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

                                      17.

                (iv) Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

                (v) Since December 31, 1995, there has been no establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation.

                (vi) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to the Company's knowledge, is threatened.

                (viii) No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC (S) 401(a).

                (ix) Each Qualified Plan of the Company is qualified in form and operation under IRC (S) 401(a); each trust for each such Plan is exempt from federal income tax under IRC (S) 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                (x) The Company and each ERISA Affiliate of the Company has met the minimum funding standard, and has made all contributions required, under ERISA (S) 302 and IRC (S) 402.

                (xi)     No Company Plan is subject to Title IV of ERISA.

                (xii) The Company has paid all amounts due to the PBGC pursuant to ERISA (S) 4007.

                (xiii) Neither the Company nor any ERISA Affiliate of the Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject such any entity or the Company to liability under ERISA (S) 4062(e), (S) 4063, or (S) 4064.

                (xiv) Neither the Company or any ERISA Affiliate of the Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA (S) 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

                (xv) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA (S) 307 or IRC (S) 401(a)(29).


                                      18.

                (xvi) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

                (xvii) The actuarial report for each Pension Plan of the Company and each ERISA Affiliate of the Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

                (xviii) Since the last valuation date for each Pension Plan of the Company and each ERISA Affiliate of the Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA (S) 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

                (xix) No reportable event (as defined in ERISA (S) 4043 and in regulations issued thereunder) has occurred.

                (xx) The Company has no knowledge of any facts or circumstances that may give rise to any liability of the Company or Buyer to the PBGC under Title IV of ERISA.

                (xxi) Neither the Company nor any ERISA Affiliate of the Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

                (xxii) Neither the Company nor any ERISA Affiliate of the Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of either the Company or Buyer to a Multi-Employer Plan.

                (xxiii) Neither the Company nor any ERISA Affiliate of the Company has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

                (xxiv) No Multi-Employer Plan to which the Company or any ERISA Affiliate of the Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

                (xxv) Except to the extent required under ERISA (S) 601 et seq. and IRC (S) 4980B, the Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                (xxvi) The Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

                                      19.

                (xxvii)  The Company has complied with the provisions of ERISA
(S) 601 et seq. and IRC (S) 4980B.

                (xxviii) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC (S) 280G or (S) 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                (xxix) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

     3.14  Compliance With Legal Requirements; Governmental Authorizations.

           (a)  Except as set forth in Part 3.14 of the Company Disclosure
Schedule:

                (i) the Company is in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                (iii) the Company has not received, at any time since December 31, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

           (b) Part 3.14 of the Company Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company and that is material to the Company or its operations. Each Governmental Authorization of the Company is valid and in full force and effect. Except as set forth in Part 3.14 of the Company Disclosure Schedule:

                (i) the Company is in compliance with all of the terms and requirements of each Governmental Authorization of the Company;

                (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization of the Company, or (B) result directly or indirectly in the revocation, withdrawal, suspension,

                                      20.

cancellation, or termination of, or any modification to, any Governmental Authorization of the Company;

                (iii) the Company has not received, at any time since December 31, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
Part 3.14 of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     The Governmental Authorizations listed in Part 3.14 of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

     3.15  Legal Proceedings; Orders.

           (a) Except as set forth in Part 3.15 of the Company Disclosure Schedule, there is no pending Proceeding:

                (i)      that has been commenced by or against the Company; or

                (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the knowledge of the Company, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered or made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Company Disclosure Schedule.

           (b)  Except as set forth in Part 3.15 of the Company Disclosure
Schedule:

                (i) there is no Order to which the Companies, or any of the assets owned or used by the Company, is subject; and

                (ii) to the knowledge of the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or

                                      21.

employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

           (c)  Except as set forth in Part 3.15 of the Company Disclosure
Schedule:

                (i) the Company is in compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                (iii) the Company has not received, at any time since April 30, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

     3.16  Absence Of Certain Changes And Events.  Except as set forth in Part
3.16 of the Company Disclosure Schedule, since the date of the April 4, 1999 Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

           (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

           (b)  amendment to the Organizational Documents of the Company;

           (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

           (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

           (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company;

                                      21.

           (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $25,000;

           (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

           (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000;

           (i)  material change in the accounting methods used by the Company;
or

           (j) agreement, whether oral or written, by the Company to do any of the foregoing.

     3.17  Contracts; No Defaults.

           (a) Part 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list, and the Company has delivered or made available to Buyer true and complete copies, of:

                (i) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $25,000;

                (ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000);

                (iii) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets);

                (iv) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                (v) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                (vi) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit

                                      23.

the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                (vii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                (viii) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                (ix) each Applicable Contract for capital expenditures in excess of $25,000;

                (x) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                (xi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

           (b) Except as set forth in Part 3.17(b) of the Company Disclosure Schedule, to the knowledge of the Company, no officer, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

           (c) Except as set forth in Part 3.17(c) of the Company Disclosure Schedule, each Contract described in Part 3.17(a) of the Company Disclosure
Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

           (d)  Except as set forth in Part 3.17(d) of the Company Disclosure
Schedule:

                (i) the Company is in compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                (ii) to the knowledge of the Company, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times has been, in compliance with all applicable terms and requirements of such Contract;

                (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any other Person or, to the knowledge of the Company, the Company the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                                      24.

                (iv) the Company has not given to nor received from any other Person, at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

           (e) There are no currently ongoing renegotiations of, or attempts to renegotiate, any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand to the Company for such renegotiation.

           (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     3.18  Insurance.

           (a) Part 3.18(a) of the Company Disclosure Schedules lists, and the Company has delivered or made available to Buyer, true and complete copies of, all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is covered.

           (b) Part 3.18(b) of the Company Disclosure Schedule sets forth, by year, for the current policy year and each of the three (3) preceding policy years a statement describing each claim under an insurance policy for an amount in excess of $25,000, which sets forth:(A) the name of the claimant;(B) a description of the policy by insurer, type of insurance, and period of coverage; and(C) the amount and a brief description of the claim.

           (c)  Except as set forth on Part 3.18(d) of the Company Disclosure
Schedule:

                (i) All policies to which the Company is a party or that provide coverage to either the Company or any director or officer of the
Company: (A) are valid, outstanding, and enforceable; (B) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed; (C) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound; and (D) will continue in full force and effect following the consummation of the Contemplated Transactions.

                (ii) the Company has not received any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                (iii) the Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                (iv) the Company has given notice to the insurer of all claims that may be insured thereby.

                                      25.

     3.19 Environmental Matters. Except as set forth in part 3.19 of the Company Disclosure Schedule:

           (a) The Company is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law. The Company has no basis to expect, nor has any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

           (b) There are no pending or, to the knowledge of the Company, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

           (c) The Company has no knowledge of any basis to expect, nor has any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

           (d) Neither the Company nor any other Person for whose conduct it is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

           (e) To the Company's knowledge, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any

                                      26.

other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither the Company nor any other Person for whose conduct it is or may be held responsible, or to the knowledge of the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest except in compliance with all applicable Environmental Laws.

           (f) There has been no Release or, to the knowledge the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or to the knowledge of the Company any geologically or hydrologically adjoining property, whether by the Company or any other Person.

           (g) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

     3.20  Employees.

           (a) Part 3.20 of the Company Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

           (b) To the Company's knowledge, no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee. To the Company's knowledge, none of Patrick Verderico, Ernest G. Barrieau II, Gerald K. Fehr or Alfred Larrenaga intends to terminate his employment with the Company solely by reason of the closing of the transaction contemplated by this Agreement.

           (c) Part 3.20 of the Company Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension

                                      27.

benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.21 Labor Relations; Compliance. The Company has not been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to the Company's knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To the Company's knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. The Company has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.22  Intellectual Property.

           (a) Intellectual Property Assets -- The term "Intellectual Property Assets" includes:

                (i) the name Integrated Packaging Assembly Corporation or IPAC, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications being used by the Company (collectively, "Marks");

                (ii) all patents, patent applications, and inventions and discoveries that may be patentable by the Company (collectively, "Patents");

                (iii) all copyrights in both published works and unpublished works being used by the Company (collectively, "Copyrights");

                (iv) all rights in mask works being used by the Company (collectively, "Rights in Mask Works"); and

                (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets") owned, used, or licensed by the Company as licensee or licensor.

           (b) Agreements -- Part 3.22(b) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $2,000 under which the Company is the licensee. There are no outstanding

                                      28.

and, to the Company's knowledge, no threatened disputes or disagreements with respect to any such agreement.

           (c)  Know-How Necessary for the Business.

                (i) The Intellectual Property Assets are all those necessary for the operation of the Company's business as it is currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                (ii) Except as set forth in Part 3.22(c) of the Company Disclosure Schedule, all former and current employees, consultants and contractors of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company and that contain obligations relating to the non-appropriation and non-disclosure of any of the Intellectual Property Assets. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

           (d)  Patents.

                (i) Part 3.22(d) of the Company Disclosure Schedule contains a complete and accurate list of all Patents. The Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances.

                (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Company's knowledge, there is no potentially interfering patent or patent application of any third party.

                (iv) No Patent is infringed or, to the Company's knowledge, has been challenged or threatened in any way. To the Company's knowledge, none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                (v) To the Company's knowledge, all products made, used, or sold under the Patents have been marked with the proper patent notice.

           (e)  Trademarks.

                (i) Part 3.22(e) of Company Disclosure Schedule contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right,

                                      29.

title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Company's knowledge, no such action is threatened with the respect to any of the Marks.

                (iv) To the Company's knowledge, there is no potentially interfering trademark or trademark application of any third party.

                (v) No Mark is infringed or, to the Company's knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

           (f)  Copyrights.

                (i) Part 3.22(f) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances.

                (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                (iii) No Copyright is infringed or, to the Company's knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

           (g)  Trade Secrets.

                (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                                      30.

                (ii) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

                (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Company's knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or, to the Company's knowledge, threatened in any way.

           (h) All software (and related Intellectual Property Assets) that is sold, licensed or transferred by the Company to any Person, as a separate product or as part of or imbedded in any other product of the Company ("Software Products"), is designed to be used prior to, during and after the year 2000 ("Year 2000"), and is Year 2000 Compliant (as defined below). The Company has taken adequate steps to ensure that all software (and related Intellectual Property Assets) used in its operations are Year 2000 Compliant (as defined below). For purposes of this Agreement, "Year 2000 Compliant" shall mean that the Software Products can, individually, and in combination and in conjunction with all other systems, products or processes with which they are required or designed to interface, continue to be used normally and to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty-first century when used in accordance with the documentation relating to the Software Products, including being able to, before, on and after January 1, 2000 substantially conform to the following: (i) use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing; and (ii) respond to all date elements and date input so as to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner and provide date information in ways which are unambiguous as to century, either by permitting or requiring the century to be specified or where the data element is represented without a century, the correct century is unambiguous for all manipulations involving that element.

     3.23 Certain Payments. Since December 31, 1995, no director, officer, agent, or employee of the Company, or to the Company's knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Related Person of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been properly recorded in the financial statements of the Company and that is required to be disclosed therein under GAAP.

     3.24 Disclosure. No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Schedule, taken as a whole, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                      31.

     3.25 Relationships With Related Persons. No Related Person of the Company has any material interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in the Company's business. No Related Person of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had material business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Company Disclosure Schedule, no Related Person of the Company is a party to any Contract with, or has any claim or right against, the Company.

     3.26 Brokers or Finders. Except as described in Part 3.26 the Company Disclosure Schedule, the Company and its officers or agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Buyer harmless from any such payment alleged to be due by or through the Company as a result of the action of the Company or its officers or agents.


                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to the Company as follows:

     4.1 Investment Purpose. Buyer (i) is acquiring the Series A Preferred Shares and (ii) upon conversion of the Series A Preferred Shares, will acquire the Conversion Shares then issuable, for its own account for investment only, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

     4.2 Reliance on Exemptions. Buyer understands that the Series A Preferred Shares and the Conversion Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Series A Preferred Shares and the Conversion Shares.

     4.3 Information. Buyer and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Series A Preferred Shares and the Conversion Shares which have been requested by Buyer. Buyer and its advisors have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by Buyer or its advisors, if any, or its representatives shall modify, amend or affect Buyer's right to rely on the Company's representations and warranties contained in Article 3 above.

                                      32.

     4.4 Transfer or Resale. Buyer understands that (i) the Series A Preferred Shares and the Conversion Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Buyer provides the Company with reasonable assurance that such securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto); (ii) any sale of such securities made in reliance on Rule 144 promulgated under the Securities Act (or a successor rule thereto) ("Rule 144") may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

     4.5 Legend. Buyer understands that the certificates or other instruments representing the Series A Preferred Shares and, until such time as the sale of the Conversion Shares have been registered under the Securities Act, the stock certificates representing the Conversion Shares, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL,
     IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

     4.6 Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Buyer and is a valid and binding agreement of such Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

     4.7 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and


                                      33.

hold the Company harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

     4.8 Accredited Investor. Buyer is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.



                                   ARTICLE 5

                           Indemnification; Remedies.

     5.1 Survival; Right to Indemnification Not Affected By Knowledge. Subject to Section 5.4 hereof, all representations, warranties, covenants, and obligations in this Agreement, the Company Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     5.2 Indemnification and Payment of Damages by The Company. The Company will indemnify and hold harmless Buyer and its respective Representatives, stockholders, and Related Persons (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

           (a) any Breach of any representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule, or any other certificate or document delivered by the Company pursuant to this Agreement;

           (b) any Breach by the Company of any covenant or obligation of the Company in this Agreement;

           (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

           (d) any claim by any Person or any Proceeding instituted against the Company, its Representatives, stockholders or Related Persons or any Indemnified Person in connection with the consummation of any of the Contemplated Transactions.


                                      34.

           (e) any damages payable by the Company as a result of the claim set forth in the letter from Philips Semiconductors dated April 27, 1999 and disclosed in Parts 3.15 and 3.16 of the Disclosure Schedule.

     The remedies provided in this Section 5.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

     The Company acknowledges and agrees that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or Breach of any representation, warranty, covenant or obligation by the Company, then Buyer shall also be deemed, by virtue of its ownership of the stock of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or Breach.

     5.3   [Reserved.]

     5.4   Limitations on Amount; Time Limitations.

           (a) The Company will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or clause (b) of
Section 5.2 until the total of all Damages with respect to such matters exceeds $102,000, and then the Company will be liable for the entire amount of such Damages (starting from the first dollar of such Damages). However, this Section
5.4 will not apply to any fraud or intentional Breach by the Company of any covenant or obligation, and the Company will be liable for all Damages with respect to such Breaches.

           (b) The Company will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, 3.19 and 3.22(h), unless on or before April 29, 2000 Buyer notifies the Company of a claim specifying the factual basis of that claim in reasonable detail to the extent then known to Buyer. A claim with respect to Section 3.22(h) may be made at any time on or before April 29, 2001; and a claim with respect to Section 3.3, 3.11, 3.13 or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time.

     5.5   Procedure for Indemnification -- Third Party Claims.

           (a)  Promptly after receipt by an Indemnified Person under Section
5.2 or (to the extent provided in the last sentence of Section 5.3) Section 5.3 of notice of the commencement of any Proceeding against it, such Indemnified Person will, if a claim is to be made against the Company under such Section, give notice to the Company of the commencement of such claim, but the failure to notify the Company will not relieve the Company of any liability that it may have to any Indemnified Person, except to the extent that the Company demonstrates that the defense of such action is prejudiced by the Indemnifying Person's failure to give such notice.

           (b) If any Proceeding referred to in Section 5.5(a) is brought against an Indemnified Person and it gives notice to the Company of the commencement of such

                                      35.

Proceeding, the Company will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Company is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnified Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from the Company to the Indemnified Person of its election to assume the defense of such Proceeding, the Company will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Company assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Company without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Company; and
(iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to the Company of the commencement of any Proceeding and the Company does not, within ten days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the Company will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person. Any settlement or payment by the Company of any claim for indemnification hereunder shall be approved by a majority of the Company's directors who are not designated by the holder or holders of the Series A Preferred Shares pursuant to Section C.2.c.i.A of the Certificate of Designation.

           (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Company, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     5.6 Procedure For Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     5.7   Indemnification of Officers and Directors.

           (a) All rights to indemnification existing in favor of the directors and officers of the Company for acts and omissions occurring prior to the Closing, as provided in the Company's Certificate of Incorporation or Bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said officers and

                                      36.

directors (as in effect at the Closing), shall survive the Closing and shall be the obligation of and observed by the Company for a period of not less than six
(6) years from and after the Closing.

           (b) From the Closing until the third anniversary of the Closing Date, the Company shall maintain in effect, for the benefit of the current directors and officers of the Company with respect to acts or omissions occurring prior to the Closing, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); provided, however, that (i) the Company may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Company shall not be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of 125% of the amount of the last annual premium paid by the Company prior to the date of this Agreement for the Existing Policy (the "Past Premium Amount"). In the event any future annual premium for the Existing Policy (or any substitute policies) exceeds the Past Premium Amount by more than 125%, the Company shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 125% of the Past Premium Amount.

           (c) This Section 5.7 shall survive the Closing, is intended to be for the benefit of, and enforceable by, each person entitled to indemnification as contemplated hereby and each such person's or entity's heirs and representatives, and shall be binding on all successors and assigns of the Company.


                                   ARTICLE 6


                              General Provisions.

     6.1 Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.

     6.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to the Company:

     Integrated Packaging Assembly Corporation
     2221 Old Oakland Road
     San Jose, California 95131
     Telephone:     (408) 321-3600
     Facsimile:     (408) 321-0311
     Attention:     President

                                      37.

With a copy to:

     Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, CA 94304-1050
     Telephone:     (650) 493-9300
     Facsimile:     (650) 493-6811
     Attention:     J. Robert Suffoletta, Jr.

If to Buyer:

     Orient Semiconductor Electronics, Limited
     16 East 3 RD. N.E.P.Z.
     Kaohsiung 81120
     Taiwan, ROC
     Telephone:     886-7-3613131
     Facsimile:     886-7-3632319

With a copy to:
     Cooley Godward LLP
     3000 El Camino Real
     Five Palo Alto Square
     Palo Alto, California 94306
     Telephone:     (650) 843-5000
     Facsimile:     (650) 843-5048
     Attention:     Patrick Pohlen, Esq.


     Each party shall provide ten (10) days' prior written notice to the other party of any change in address or facsimile number.

     6.3 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     6.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or

                                      38.

demand as provided in this Agreement or the documents referred to in this Agreement; provided, however, that, with respect to the Company, no such waiver or renunciation shall be effective unless approved by a majority of the Company's directors who are not designated by the holder or holders of the Series A Preferred Shares pursuant to Section C.2.c.i.A of the Certificate of Designation.

     6.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment; provided, however, that, with respect to the Company, no such amendment shall be effective unless approved by a majority of the Company's directors who are not designated by the holder or holders of the Series A Preferred Shares pursuant to Section C.2.c.i.A of the Certificate of Designation.

     6.6   Company Disclosure Schedule.

           (a) The disclosures in the Company Disclosure Schedule, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

           (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     6.7 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other party, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as contemplated by Section 5.7 hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     6.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                                      39.

     6.9 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     6.10 Survival. Subject to Section 5.4 hereof, the representations and warranties of the Company and Buyer contained in Articles 3 and 4 shall survive the Closing.

     6.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     6.12 Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

     6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                                      40.

     In Witness Whereof, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:                              The Company:

Orient Semiconductor                Integrated Packaging
Electronics, Limited                Assembly Corporation


By:/s/ Calvin Lee                     By:/s/ P. Verderico
   ------------------------------        ---------------------------------

Name:  Calvin Lee                     Name:  Patrick Verderico
     ----------------------------          -------------------------------

Its:     President                    Its:           CEO
    -----------------------------         --------------------------------


                                      41.